News Release
FOR IMMEDIATE RELEASE

RAIMUND KLINKNER TO JOIN TEREX CORPORATION BOARD OF DIRECTORS

WESTPORT, CT, November 8, 2012 -- Terex Corporation (NYSE:TEX) announced today that Raimund Klinkner has been appointed to its Board of Directors. Dr. Klinkner is the Managing Partner of the IMX Institute for Manufacturing Excellence GmbH, a consultancy firm specialized in production and logistics, and is Chairman of the German Manufacturing Excellence Board since 2004. In addition, Dr. Klinkner is President of the German Logistics Association as well as a honorary professor for production logistics at the Berlin Technical University and has held that position since 2003.

“We are very pleased to have Raimund Klinkner join our Board of Directors. Dr. Klinkner is a seasoned CEO with the ability to see the big picture on a strategic level and a highly regarded supply chain specialist,” said Ronald M. DeFeo, Terex Chairman and Chief Executive Officer. “As Terex has continued to increase its geographic diversification, Dr. Klinkner’s international experience, particularly his experience and insight into the German market, makes him a valuable addition to the Terex Board,” commented G. Chris Andersen, Terex Lead Director.

Previously, Dr. Klinkner served as Chief Executive Officer of Knorr-Bremse AG, a manufacturer of braking systems for rail and commercial vehicles, from 2007 to 2011. Prior to that time, he held positions of increasing responsibility at Gildemeister AG, a manufacturer of cutting machine tools, from 1998 to 2006 culminating in his service as Deputy Chairman of the Board from 2003 to 2006. Dr. Klinkner began his career at Porsche AG in 1991 and held positions of increasing responsibility in the areas of logistics and supply chain management.

Dr. Klinkner graduated from the Munich Technical University and wrote his doctoral thesis at the Technical University of Dresden. He also currently serves on the Supervisory Board of Gildemeister AG.

About Terex
Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website to make information available to its investors and the market at www.terex.com.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com